Exhibit 99.2
          More Than a Compressor Company™
          Press Information
Houston, August 17, 2007
Hanover Compressor Company Announces Redemption of $383 Million
of Senior Secured Notes Issued by Hanover Equipment Trust 2001A and
Hanover Equipment Trust 2001B
Hanover Compressor Company (“Hanover”) today announced that Hanover Equipment Trust 2001A, a special purpose Delaware business trust (“HET 2001A”), will redeem all $133 million of its outstanding 8.5% Senior Secured Notes due 2008 (the “8.5% Notes”), and Hanover Equipment Trust 2001B, a special purpose Delaware business trust (“HET 2001B”), will redeem all $250 million of its outstanding 8.75% Senior Secured Notes due 2011 (the “8.75% Notes,” and, together with the 8.5% Notes, the “Notes”).
The indenture governing the 8.5% Notes permits the redemption of all of the 8.5% Notes at a redemption price of 100% plus accrued and unpaid interest to the date fixed for redemption. The indenture governing the 8.75% Notes permits the redemption of all of the 8.75% Notes at a redemption price of 102.917% plus accrued and unpaid interest to the date fixed for redemption. The redemption date of both series of Notes is September 17, 2007.
To commence the redemption process, Hanover Compression Limited Partnership, an indirect wholly owned subsidiary of Hanover (“HCLP”), exercised its option to purchase from HET 2001A the gas compression equipment currently under lease to HCLP from HET 2001A, and HCLP exercised its option to purchase from HET 2001B the gas compression equipment currently under lease from HET 2001B. HCLP expects to pay HET 2001A approximately $137.7 million and to pay HET 2001B approximately $266.3 million for the equipment on the date the Notes are redeemed. The trusts will then use the proceeds from the equipment sale to fund the redemption of the Notes and the related trust equity certificates.
U.S. Bank Trust National Association is the trustee and redemption agent for the Notes. Formal notice of the redemption setting forth the redemption procedures was sent to noteholders on August 17, 2007.
The redemption of the Notes is part of the refinancing plan of Hanover and Universal Compression Holdings, Inc. (“Universal”) being implemented in anticipation of the closing of their pending merger, which is currently expected to occur on or about August 20, 2007, if the conditions to the closing have been satisfied as of that date. As part of the refinancing plan, Exterran Holdings, Inc., which will be the publicly traded holding company following the completion of the merger, has engaged Wachovia Capital Markets, LLC and J. P. Morgan Securities Inc. to arrange and syndicate a senior secured credit facility, consisting of a
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revolving credit facility and a term loan, and has engaged Wachovia to provide a new asset-backed securitization facility to Exterran. The primary purpose of these new facilities will be to fund the redemption or repurchase of all of Hanover’s and Universal’s outstanding debt other than Hanover’s convertible debt securities and the credit facility of Universal’s publicly traded subsidiary, Universal Compression Partners, L.P. The new facilities will replace Hanover’s and Universal’s existing bank lines and Universal’s existing asset-backed securitization facility. The closing of the new facilities is subject to, among other things, the receipt of sufficient commitments from participating lenders and the execution of mutually satisfactory documentation.
About Hanover Compressor Company
Hanover Compressor Company is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment.
Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Hanover’s control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, statements regarding the ability of the parties to complete the redemptions and equipment purchases, the timing of the redemptions and equipment purchases, the use of proceeds from the equipment purchases, the ability of Hanover and Universal to complete their proposed merger, the expected timing of the closing of the merger, Hanover’s and Universal’s plans for and the timing of the refinancing of certain of their outstanding debt obligations and Exterran’s plans for and the timing of its entering into a new credit facility and asset-backed securitization facility. While Hanover believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its or Exterran’s business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are the satisfaction of various conditions to the closing of the merger contemplated by the merger agreement, the possible inability to obtain sufficient commitments to the credit facility from participating lenders or the inability to reach agreement with participating lenders on mutually satisfactory documentation for the credit facility or the securitization facility.
These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Hanover’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 1 thereto, and those set forth from time to time in Hanover’s filings with the Securities and Exchange Commission (“SEC”), which are available through www.hanover-co.com. Except as required by law, Hanover expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.
Investor Relations Inquiries:
Lee E. Beckelman
Senior Vice President and Chief Financial Officer
Tel: (281) 405-5194
E-mail: lbeckelman@hanover-co.com
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com